Exhibit  99.1
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                      UNIPAC INVESTS $20 MILLION IN PIXTECH



FOR  RELEASE:  October  19,  1999

SANTA CLARA, Calif. and ROUSSET, France, October 19, 1999 - PixTech, Inc. (NASDAQ/NM and EASDAQ: PIXT) today announced that it has completed a $20 million equity private placement with Unipac Optoelectronics Corporation ("Unipac").

Under the terms of the agreement, Unipac, an active matrix liquid crystal display manufacturer based in Taiwan, received 12.4 million shares of PixTech's Common stock at a purchase price of $1.61 per share. With this transaction, Unipac becomes PixTech's largest shareholder, and combined with its parent company United Microelectronic Corporation (UMC), own approximately 34.5% of PixTech's shares of Common Stock outstanding.

Dieter Mezger, PixTech's President and Chief Executive Officer, commented, "I am delighted that Unipac has made a significant investment in PixTech. Unipac has been our contract manufacturer and has played a vital part in the preparation of manufacturing field emission displays (FED) in volume. Unipac's confidence and commitment in our FED technology and volume ramp-up plans are evidenced by this additional investment." Mr. Mezger added, "With Unipac now being our largest shareholder, I am more confident than ever in our ability to successfully ramp-up production of our field emission displays."

Dr. Hsing Tuan, Unipac's President, said, "We have been diligently working on the high volume manufacturing processes of PixTech's FED technology and tremendous progress has been made over the recent months. I believe Unipac and PixTech will soon be in a position to benefit from the growth opportunity of the flat panel display industry, and I am delighted that Unipac is a significant part of this project."

ABOUT  UNIPAC  UNIPAC
Optoelectronics Corporation ("Unipac") was established in November 1990 and is located in the science-based industrial park in Hsinchu, Taiwan. Unipac is a subsidiary of United Microelectronics Corporation (UMC), a Taiwan-based company. In 1993, Unipac started Taiwan's first amorphous silicon TFT-LCD manufacturing facility in Taiwan. In June 1998, Unipac started the construction of its second manufacturing facility, with a target to begin mass production in 2000. Main products will be large-size TFT-LCD modules for notebook PC and desktop monitor applications.


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ABOUT  PIXTECH,  INC.
PixTech designs, develops and manufactures field emission displays (FEDs), a new type of flat-panel display. The Company operates a flat-panel display pilot manufacturing facility in Montpellier, France, an R&D facility in Boise, Idaho, and has offices in Boise (Idaho), Santa Clara (California), and Rousset (France). PixTech is currently developing high-volume manufacturing capabilities for its FEDs in Taiwan under a contract manufacturing arrangement with Unipac, a Taiwanese AM-LCD manufacturer. PixTech has also established a marketing partnership with Sumitomo Corporation, the exclusive distributor in Japan. More information is available from the Company's web site at http://www.pixtech.com

Statements that are not historical facts, including statements about PixTech's confidence and strategies, the development of new or existing products, technologies and opportunities, marked demand or acceptance of new or existing products are forward-looking statements that involve risks and uncertainties. These uncertainties include but are not limited to, the risk associated with transitioning to high volume manufacturing of FED displays at Unipac, product demand and market acceptance risks, commitment of Unipac and / or of PixTech licensees, ability of the Company to grant other licenses under FED technology, validity and enforceability of PixTech's patent rights, infringement by PixTech of other patent rights, impact of competitive product and prices, product development, commercialization or technological delays or difficulties, trade, legal, social and economic risks detailed in PixTech's Securities and Exchange Commission filing including its form 10-K for the year 1998 and any subsequent filings.


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